Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Rose Rock Midstream, L.P.

Tulsa, Oklahoma

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-178923) of Rose Rock Midstream, L.P. of our report dated February 5, 2013, relating to the financial statements of SemCrude Pipeline, L.L.C., which appear in this current report on Form 8-K/A.

/s/ BDO USA, LLP

BDO USA, LLP

Dallas, Texas

February 5, 2013